                                                                    EXHIBIT 99.1


                              COMPANY PRESS RELEASE


            RESTORATION HARDWARE, INC. REPORTS THIRD QUARTER RESULTS


CORTE MADERA, Calif.-- November 20, 2001-- Restoration Hardware, Inc. (Nasdaq:
RSTO) today reported its financial results for the thirteen week quarter and year to date period ending November 3, 2001.

Net sales for the third quarter were $76.6 million, a decrease of 5.4% from net sales of $81.0 million for the same period in the prior fiscal year. Comparable store sales for the third quarter decreased 8.8% from the same period in the prior fiscal year. However, management believes it is instructive to note that comparable store sales for the 4 weeks ending fiscal October decreased 0.8% from the same fiscal month of the prior year. Comparable store sales for fiscal September decreased 18.4%, impacted by the tragic events of September 11. It is management's belief that comparable store sales trends during the quarter reflect both the impact of the events of September 11, and increasing acceptance of the company's offering as the quarter progressed. Third quarter direct-to-customer sales, which include catalog and Internet sales, increased 32.4% to $6.6 million in the third quarter of fiscal 2001 from $5.0 million in the third quarter of the prior fiscal year. Gross profit expressed as a percent of sales decreased to 20.9% in the third quarter of fiscal 2001 from 25.2% in the third quarter of fiscal 2000, primarily as a result of markdown activity to clear unproductive merchandise. Selling, general and administrative expenses expressed as a percent of sales increased to 36.4% of sales in the third quarter of fiscal 2001, as compared to 33.6% in the third quarter of fiscal 2000, principally due to the decrease in comparable store sales.

For the third quarter ended November 3, 2001, the company incurred a net loss of $7.9 million or $0.33 per share (before preferred stock charges), which compares to a net loss of $5.1 million or $0.30 per share for the quarter ending October 28, 2000. The 2001 third quarter net loss includes non-cash income of $516,000 (after tax effect of $330,000 or $0.01 per share) related to a mark to market of the warrants issued in conjunction with the amendment of the company's credit facility in September 2000. Additionally, non-cash charges associated with the company's convertible preferred stock were $375,000 or $.02 per share, resulting in a net loss to common shareholders for the quarter of $8.3 million or $0.35 per share.

Net sales for the first nine months of fiscal 2001 were $219.3 million, a decrease of 1.6% from net sales of $222.9 million for the same fiscal period a year ago. Comparable store sales for the first nine months of fiscal 2001 decreased 10.5% compared with the same fiscal period a year ago. Sales for the direct-to-customer division for the first nine months of fiscal 2001 increased to $19.6 million, or 49.8%, from $13.1 million for the first nine months of fiscal 2000. Gross profit expressed as a percent of sales decreased to 21.0% in the first nine months of fiscal 2001 from 25.5% during the same period of fiscal 2000. Selling, general and administrative expenses expressed as a percent of sales increased 1.4%, to 34.9% in the first nine months of fiscal 2001 from 33.5% in the first nine months of fiscal 2000.

For the first nine months ended November 3, 2001, the company reported a net loss to common shareholders of $24.5 million, or $1.22 per share, as compared to a net loss of $12.8 million, or $0.75 per share for the nine month period ending October 28, 2000. This loss includes a non-cash charge of $257,000 (after tax effect of $164,000 or $0.01 per share) related to a mark to market of the warrants discussed above, and non-cash charges associated with the company's convertible preferred stock of $2.4 million or $.12 per share.

As of the end of the third quarter of fiscal 2001, inventory levels had increased to $104 million, from $100.4 million at the end of the third quarter of fiscal 2000. An increase in inventory levels for the direct-to-customer division in order to support expected holiday sales accounted for more than half of the increase. Average inventory per store as of the end of the third quarter of fiscal 2001 remained relatively flat compared to the same period in the prior fiscal year; however, in light of the company's extensive reduction in unproductive inventory, management believes that the composition of store inventories as of the end of the current fiscal quarter is significantly improved from the comparable fiscal period last year.

As compared to the same point of the prior fiscal year, debt under the company's revolving line of credit decreased $29.5 million, to $33.5 million at the end of the third quarter of fiscal 2001 from $63.0 million at the end of the third quarter of fiscal 2000. Debt at the end of the third fiscal quarter does not reflect the impact of the company's $17.5 million common stock financing that was announced on November 6, 2001, and as of such date was utilized to pay down debt. Had the financing occurred as of the end of the quarter, debt would have been $16.0 million - a reduction of $47 million as compared to the same point of the prior year. Accounts payable at the end of the third fiscal quarter decreased $4.1 million as compared to the prior year's fiscal quarter.

Gary Friedman, the Company's Chief Executive Officer, stated, "The results for the quarter were not unexpected. As previously communicated, the Company has succeeded in completing a key part of our repositioning strategy by marking down and eliminating approximately 3,000 underperforming products. To date we have sold through approximately 85% of the discontinued items and merchandise margins have returned to historical levels in November. We believe we are well-prepared for the holiday season in terms of our product offerings, in-stock position and marketing plans, and have been encouraged by customer response thus far."

Mr. Friedman continued, "We are also pleased to welcome Kevin Shahan to the Company as our new Chief Financial Officer. Kevin's appointment, plus previously announced key hires, completes the objective of strengthening our leadership team. With our recent $17.5 million common stock financing, we have significantly improved our balance sheet, and believe we have more than sufficient capital to complete the execution of our repositioning strategy. The strategy includes the remodeling and refixturing our stores in the first quarter of 2002, as we anticipate launching a proprietary, premium positioned home textiles collection in early April. We are pleased with the recent momentum the company has experienced, and are optimistic about improved financial performance in the future."

The company did not open or close any stores during the third fiscal quarter and no store openings are planned for the remainder of the fiscal year.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to expectations regarding future financial performance, future comparable store sales growth and related gross profit, trends in comparable store sales, the status of inventories, the success of the company's merchandising, product offerings, in-stock position and marketing plans, consumer response to the company's offerings and marketing, the company's capital needs, the nature and timing of the completion of the company's product repositioning and its refixturing and remodeling of stores, plans to open additional stores, the results of strategic initiatives, the impact of competition, the timing and nature of new product offerings, changes to the company's catalog and website, and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or the company's achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the company operates, changes in the company's management information needs, changes in customer needs and expectations and governmental actions, including war and other actions resulting from terrorist activities, and other factors detailed in the company's filings with the Securities and Exchange Commission including its recent Forms 10-K, 10-Q and 8-K, including those described in "Risk Factors," "Factors That May Affect Future Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources" and in "Business" under the caption "Competition." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Restoration Hardware, Inc.
STATEMENTS OF CONSOLIDATED OPERATIONS (Unaudited)
(in thousands except per share and store data)

                                                         13 weeks ended                    13 weeks ended
                                                    11/03/01      % of Sales           10/28/00     % of Sales

Net sales                                          $  76,614           100.0%         $  80,952          100.0%
Cost of sales and occupancy                           60,628            79.1%            60,544           74.8%
  Gross profit                                        15,986            20.9%            20,408           25.2%
Selling, general and administrative                   27,878            36.4%            27,205           33.6%
  Loss from operations                               (11,892)          -15.5%            (6,797)          -8.4%
Interest expense                                        (491)           -0.6%            (1,894)          -2.3%
  Loss before income taxes                           (12,383)          -16.1%            (8,691)         -10.7%
Income tax benefit                                     4,456             5.8%             3,568            4.4%
  Net loss                                            (7,927)          -10.3%         $  (5,123)          -6.3%
Charges attributed to convertible Preferred
Stock                                                   (375)           -0.5%                 0            0.0%
Loss available to common stockholders                 (8,302)         -10.8%          $  (5,123)          -6.3%

Stores open at end of period                             104                                105
Total selling square footage                         682,936                            694,512

Loss per share, basic and diluted                  $   (0.35)                         $   (0.30)

Weighted average shares, basic and diluted            23,852                             17,074


Restoration Hardware, Inc.
STATEMENTS OF CONSOLIDATED OPERATIONS (Unaudited)
(in thousands except per share and store data)

                                                      39 weeks ended                 39 weeks ended
                                                  11/03/01    % of Sales         10/28/00    % of Sales

Net sales                                        $ 219,296         100.0%       $ 222,851         100.0%
Cost of sales and occupancy                        173,326          79.0%         165,966          74.5%
  Gross profit                                      45,970          21.0%          56,885          25.5%
Selling, general and administrative                 76,545          34.9%          74,723          33.5%
  Loss from operations                             (30,575)        -13.9%         (17,838)         -8.0%
Interest expense                                    (3,878)         -1.8%          (3,924)         -1.8%
  Loss before income taxes                         (34,453)        -15.7%         (21,762)         -9.8%
Income tax benefit                                  12,403           5.7%           8,926           4.0%
  Net loss                                         (22,050)        -10.0%       $ (12,836)         -5.8%
Charges attributed to convertible Preferred
Stock                                               (2,441)         -1.1%               0           0.0%
Loss available to common shareholders              (24,491)        -11.1%       $ (12,836)         -5.8%

Stores open at end of period                           104                            105
Total selling square footage                       682,936                        694,512

Loss per share, basic and diluted                $   (1.22)                     $   (0.75)

Weighted average shares, basic and diluted          20,017                         17,018

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Restoration Hardware, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

                                                     November 3,     October 28,
                                                        2001            2000
Current assets:
  Cash and cash equivalents                           $   2,293       $   1,710
  Accounts receivable                                     4,740           7,502
  Merchandise inventories                               103,918         100,380
  Prepaid expense and other                              11,129           9,267
  Tax benefit receivable                                 13,541           9,165
    Total current assets                                135,621         128,024
  Property and equipment, net                           101,849         117,600
  Goodwill                                                4,614           4,660
  Deferred tax asset                                      6,371           3,229
  Other assets                                              803             761
    Total assets                                      $ 249,258       $ 254,274

Current liabilities:
  Accounts payable                                    $  43,126       $  47,195
  Accrued expenses                                       11,594          10,760
  Current portion of deferred lease incentives            4,518           4,534
  Other current liabilities                               7,317           5,175
    Total current liabilities                            66,555          67,664
  Long-term debt                                            811             266
  Long-term line of credit                               33,489          63,048
  Long-term portion of deferred lease incentives         38,231          42,524
  Deferred rent                                          12,273          10,200
    Total liabilities                                   151,359         183,702

Series A redeemable preferred stock                      14,545               0

  Common stock                                          124,564          94,884
  Shareholder loan                                       (2,050)              0
  Accumulated deficit                                   (39,160)        (24,312)

  Total liabilities and stockholders' equity            249,258       $ 254,274


Contact:

Restoration Hardware, Inc.
Gary Friedman
Chief Executive Officer
(415) 924-1005
(415) 927-7083 Fax